Exhibit 10.7

DIRECTOR AND OFFICER INDEMNIFICATION AGREEMENT (the “Agreement”) dated —, 2015, between Shopify Inc. (the “Corporation”), a corporation incorporated under the Canada Business Corporations Act and — (the “Indemnified Party”).

RECITALS:

(a)	The Corporation desires to attract and retain highly qualified individuals to serve as officers and directors of the Corporation or other bodies corporate with which the Corporation has a relationship (an “Included Entity”), and to indemnify them to the maximum extent permitted by law.

(b)	The Indemnified Party has consented to act as a [director] [officer] of the [Corporation] [and] [—].

In consideration of the foregoing and for other good and valuable consideration, the parties agree as follows:

1.	Indemnity

(a)	Subject to Sections 4 and 5 of this Agreement, the Corporation agrees to indemnify and save the Indemnified Party harmless to the fullest extent permitted by applicable law, from and against all Liabilities (as defined below).

(b)	“Liabilities” means all losses, liabilities, claims, damages, costs, charges or expenses which the Indemnified Party reasonably incurs in respect of any Proceeding (as defined below), including, without limitation:

(i)	an amount paid to settle an action or satisfy a judgment in respect of any Proceeding;

(ii)	all legal and other professional fees and disbursements incurred in connection with any Proceeding;

(iii)	all reasonable out-of-pocket expenses incurred by the Indemnified Party to prepare for any Proceeding, including out-of pocket expenses for attending discoveries, trials, hearings, and meetings;

(iv)	any fines or other financial penalties imposed against the Indemnified Party in connection with any Proceeding as a result of a conviction or reprimand under the law because of the Indemnified Party’s position as director or officer of the Corporation or an Included Entity; and

(v)	the full amount of any income taxes that the Indemnified Party is required to pay as a consequence of receiving any payment made by the Corporation pursuant to this Agreement, unless, in computing the Indemnified Party’s income for income tax purposes the Indemnified Party is entitled to deduct the amounts paid by the Indemnified Party on account of Liabilities for which the Indemnified Party has been indemnified by the Corporation under this Agreement.

(c)	“Proceeding” means any civil, criminal, administrative, investigative or other proceeding whether anticipated, threatened, pending, commenced, continuing or completed, and any appeal or appeals therefrom, which (i) the Indemnified Party is involved in or made a party to, and (ii) arises because the Indemnified Party is or was a director or officer of the Corporation or an Included Entity.

2.	Written Notice by Indemnified Party

Forthwith upon the Indemnified Party becoming aware of any Proceeding which may give rise to indemnification under this Agreement (other than a Proceeding commenced by the Corporation or an Included Entity), the Indemnified Party shall give written notice to the Chief Executive Officer and the General Counsel of the Corporation. Failure to give written notice in a timely fashion shall not disentitle the Indemnified Party to indemnification, except if and to the extent that the Corporation suffers prejudice by reason of the delay.

3.	Advance of Costs

Subject to Section 4 of this Agreement, the Corporation agrees to advance monies to the Indemnified Party for all reasonable costs, charges and expenses as they are incurred and in advance of the final disposition of any Proceeding, which have been incurred by the Indemnified Party in the monitoring, investigation or defense of any Proceeding. For greater certainty, subject as hereinafter provided, it shall not be necessary for the Indemnified Party to pay such costs, charges and expenses and then seek reimbursement; the Indemnified Party shall provide bona fide receipts and statements of account to the Corporation for direct payment by the Corporation. If, pursuant to Section 5 of this Agreement, the Corporation has no obligation or liability to indemnify the Indemnified Party under this Agreement, the Indemnified Party shall repay any monies that have been advanced to the Indemnified Party by the Corporation pursuant to this Agreement.

4.	Application to Court

In respect of an action by or on behalf of the Corporation or any Included Entity to procure a judgement in its favour to which the Indemnified Party is made a party because of the Indemnified Party’s position as a director or officer of the Corporation or the Included Entity, the Corporation will, upon the Indemnified Party’s request, make an application for the approval of a court to make advances pursuant to Section 3 of this Agreement and to indemnify the Indemnified Party, in accordance with Section 124(4)

of the Canada Business Corporations Act. The Corporation will have no obligation or liability to advance monies under Section 3 of this Agreement, or to indemnify the Indemnified Party under this Agreement, in respect of any action to which Section 124(4) of the Canada Business Corporations Act applies unless and until court approval for such advance or indemnity is obtained.

5.	Limitation

(a)	The indemnity described in this Agreement shall not apply to (i) claims initiated by the Indemnified Party against the Corporation or an Included Entity except for claims relating to the enforcement of this Agreement or (ii) claims initiated by the Indemnified Party against any other person or entity unless the Corporation or the Included Entity has joined with the Indemnified Party in or consented to the initiation of that Proceeding.

(b)	The Corporation will have no obligation or liability to indemnify the Indemnified Party under this Agreement if it is determined by a court of competent jurisdiction in a final order that is not subject to further appeal that (i) the Indemnified Party did not act honestly and in good faith with a view to the best interests of the Corporation or the Included Entity, as applicable; or (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party did not have reasonable grounds for believing that the Indemnified Party’s conduct was lawful.

6.	Assumption of Defence

The Corporation shall be entitled to participate, at its own expense, in the defence of any Proceeding (other than a Proceeding commenced by the Corporation). If the Corporation so elects after receipt of notice of a Proceeding, or the Indemnified Party in such notice so directs, the Corporation shall assume control of the negotiation, settlement or defence of any Proceeding, in which case such defence shall be conducted by counsel chosen by the Corporation and reasonably satisfactory to the Indemnified Party. If the Corporation elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Proceeding and to retain counsel to act on his or her behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Corporation consents to the retention of such counsel or unless the parties to any such Proceeding include both the Corporation and the Indemnified Party and the Corporation and the Indemnified Party, acting reasonably, shall have concluded that representation of both the Corporation and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them, including the availability of legal defences to the Indemnified Party which are different from or additional to those available to the Corporation. The Indemnified Party and the Corporation shall co-operate fully with each other and their respective counsel in the investigation and defence of any Proceeding and shall make available to each other all relevant books, records, documents and files and shall otherwise use their respective best efforts to assist such counsel in the proper and adequate defence of any Proceeding.

7.	Payment for Expenses of a Witness

To the extent that the Indemnified Party is, by reason of the fact that the Indemnified Party is or was a director or officer of the Corporation or an Included Entity, a witness or participant other than as a named party in a Proceeding, the Corporation shall pay to the Indemnified Party all out-of-pocket costs, charges and expenses actually and reasonably incurred by the Indemnified Party or on the Indemnified Party’s behalf in connection therewith, and payment at a rate of $200 per hour for the time reasonably spent by the Indemnified Party in preparing for, instructing or receiving the advice of counsel or attending meetings in connection thereto or participating as a witness therein.

8.	Settlement

(a)	The Corporation may, with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), enter into a settlement or other agreement to settle or compromise a Proceeding, provided that the Indemnified Party is indemnified by the Corporation for all Liabilities incurred in connection therewith.

(b)	The Indemnified Party shall have the right to negotiate a settlement in respect of any Proceeding, provided however that in such circumstances, unless the Corporation approves such settlement (which approval shall not be unreasonably withheld, conditioned or delayed), the Indemnified Party shall pay any compensation or other payment to be made under the settlement and the costs of negotiating and implementing the settlement, and shall not seek indemnity from the Corporation in respect of such compensation, payment or costs. The Corporation shall not be liable for any settlement of any Proceeding effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

9.	Mandatory Obligation to Indemnify

Nothing in this Agreement shall in any way adversely affect or diminish the obligation of the Corporation to indemnify the Indemnified Party pursuant to Section 124(5) of the Canada Business Corporations Act, and shall not operate to abridge or exclude any other rights, in law or in equity, to which the Indemnified Party or the Corporation may be entitled by operation of law.

10.	Directors’ & Officers’ Insurance

The Corporation shall use its reasonable commercial efforts to ensure that it has in place at all times a directors’ and officers’ liability insurance policy that has been approved by the Board of Directors of the Corporation under which the Indemnified Party is covered in his capacity as a current or former director or officer of the Corporation or Included Entity. Upon the Indemnified Party ceasing to be a director or officer of the Corporation, the Corporation shall continue to purchase and maintain or cause to be purchased and maintained such insurance on terms at least as favourable as that provided immediately before such time or as purchased and maintained for the directors and officers then in office or, failing that, a non-cancellable run-off policy or an endorsement or rider to any existing or previous policy providing equivalent coverage or an extension to the period within which any claim may be reported under such policy for a period not less than six (6) years, subject, in either case, to such policy, renewal, endorsement or rider being available on commercially reasonable terms and conditions.

11.	Arrangements to Satisfy Obligations Hereunder; Notification of Transactions

The Corporation shall not carry out any arrangement, amalgamation, winding-up, amendment of its constating documents or any other transaction or series of transactions which may result in the Corporation ceasing to exist as a legal entity or substantially impairing its ability to fulfill its obligations hereunder (a “Specified Transaction”) unless and until the Corporation has made adequate arrangements, acting reasonably, to fulfill its obligations hereunder, which arrangements may include, without limitation, the assumption of any liability hereunder by any successor to the assets or business of the Corporation or the prepayment of any premium for any insurance contemplated in Section 10.

12.	Insolvency

It is the intention of the parties hereto that this Agreement and the obligations of the Corporation shall not be affected, discharged, impaired, mitigated or released by reason of any arrangement, proposal, bankruptcy, insolvency, receivership or other similar proceeding of creditors of the Corporation.

13.	Subrogation

To the fullest extent permitted by law, the Corporation shall be subrogated to all rights which the Indemnified Party may have under all policies of insurance or other contracts pursuant to which the Indemnified Party may be entitled to reimbursement of, or indemnification in respect of, any Liabilities borne by the Corporation pursuant to this Agreement.

14.	Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the party to be bound by the waiver. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right it may have.

15.	Survival

Nothing in this Agreement shall prevent the Indemnified Party from resigning as a director or officer/employee, or both, of the Corporation or any other body corporate at any time. This Agreement shall survive any such resignation or any other circumstance by reason of which the Indemnified Party shall cease to be a director or officer/employee of the Corporation or any other body corporate.

16.	Successors and Assigns

This agreement becomes effective only when executed by both parties. After that time, it will be binding upon and enure to the benefit of the parties and their respective successors, heirs, executors, administrators and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by either party without the prior written consent of the other party.

17.	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

18.	Governing Law

This agreement is governed by, and will be interpreted and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

19.	Entire Agreement

This agreement supercedes and replaces any prior agreement entered into between the Indemnified Party and the Corporation providing for indemnification or similar rights in relation to the Indemnified Party acting as a director or officer of the Corporation or any Included Entity. For greater certainty, once executed by both parties, this Agreement shall be effective from the date the Indemnified Party was first elected or appointed as a director or officer of the Corporation or the Included Entity.

20.	Counterparts

This agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this Agreement.

SHOPIFY INC.

By:
Authorized Signing Officer

Witness (signature)	[Director/Officer]

Witness Name (print)